Exhibit 16.1

April 30, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

We have read the 1st paragraph of Item 4 included in the Form 8-K dated April 29, 2002 of Mentor Graphics Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Ve	ry truly yours,

AR	THUR ANDERSEN LLP

cc: Mr. Anthony B. Adrian